UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   July 20, 2006

WESTMORELAND COAL COMPANY
(Exact Name of Registrant as Specified in Charter)

Delaware	001-11155	23-1128670
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

14th Floor, 2 North Cascade Avenue, Colorado Springs, CO       80903
(Address of Principal Executive Offices)                                       (Zip Code)

Registrant’s telephone number, including area code: (719) 442-2600

______________________________________________________
(Former Name or Former Address, if Changed Since Last Report)

        Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

             Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

             Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

             Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

             Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02.   Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review

On July 20, 2006, Westmoreland Coal Company concluded that it will restate the Company’s consolidated financial statements for the years 2001 through 2005 based on the previously announced review of its accounting for income taxes. The determination to restate years 2001 through 2005 was approved by the Company’s Audit Committee, which has discussed the matter with the Company’s independent registered public accounting firm, KPMG LLP. The restated financial information will report corrections to the Company’s net deferred tax assets previously reported by the Company.

The Company has significant net deferred tax assets principally related to its net operating loss carryforwards (“NOLs”) and to its deductible temporary differences. In 2001, the Company recognized a reduction in its valuation allowance for deferred income tax assets in connection with the accounting related to its acquisition of certain of its coal operations. Since 2001 the Company has recorded additional reductions in the valuation allowance related to the expected utilization of its NOLs and deductible temporary differences. The Company’s restated consolidated financial statements will include an increase in the valuation allowance for the decrease in the effective rate at which the Company expects to realize the benefit from these tax assets. Because the review is not yet complete, it is possible that other adjustments affecting 2005 and prior financial statements may be helpful.

The Company is working to complete its restatement, file an amendment to the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, and file its quarterly reports on Form 10-Q for the quarters ended March 31, 2006 and June 30, 2006 as promptly as possible.

The Audit Committee of the Company has been closely monitoring the restatement process and has been kept apprised of all issues and developments. The Company’s in-depth review has not revealed any indication of fraud, financial manipulation or other improper conduct.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WESTMORELAND COAL COMPANY

Date: July 21, 2006	By: /s/ David J. Blair
David J. Blair
Chief Financial Officer
(A Duly Authorized Officer)